Ex-21.1 Subsidiaries of Duoyuan


Mr. Wenhua Guo
(PRC Individual)
100%
Duoyuan Investments
(BVI)
Investment Holding
Overseas
China
100%
Duoyuan China
(PRC WOFE)
strategic planning, management, financing, R&D, sales & marketing, after-sales service, HQ administration
Huiyuan Duoyuan
(PRC)
5%
95%
88%
Langfang Duoyuan
(PRC)
manufacturing of small-format offset press, prepress & postpress equipment
12%
Hunan Duoyuan
(PRC)
manufacturing of large-format offset press